EXHIBIT 10.1


                                                              Marshall N. Carter
                                                                        Chairman



[NYSE GROUP LOGO]                              NYSE Group. Inc. | 11 Wall Street
                                                        New York, New York 10005
                                                 t 212.656.2277 | f 212.656.4535
                                                                mcarter@nyse.com
December 7, 2006

Mr. John A. Thain
Chief Executive Officer
NYSE Group, Inc.
11 Wall Street
New York, New York 10005

Re:     COMPENSATION ARRANGEMENT -- AMENDMENT TO PRIOR LETTER AGREEMENTS

Dear John:

By this letter, we are amending your January 15,2004 letter agreement with the New York Stock Exchange, Inc. ("Exchange"), copy attached, as amended by your December 1, 2004 letter agreement with the Exchange, copy also attached, effective as of the opening of business on April 17, 2006, as follows:


1. DECEMBER 1, 2004 LETTER AGREEMENT. The non-qualified deferred compensation arrangement memorialized in the December 1,2004 letter agreement (the "2004 Deferral Letter") shall be discontinued effective December 31, 2006 but without distribution of such amounts to you. Effective January 1, 2007, the amounts credited to the "book entry" account established under the 2004 Deferral Letter shall be credited to a new "book entry" account to be established for you under the New York Stock Exchange, Inc. Supplemental Exchange Savings Plan ("SESP") and any assets held in the rabbi trust established pursuant to the 2004 Deferral Letter shall be transferred to the rabbi trust established for the SESP. The SESP will be amended to reflect this transfer and its terms and conditions will govern the distribution of all transferred amounts and will supersede the distribution provisions set forth in the 2004 Deferral Letter. It is intended that such change in distribution provisions constitutes a change permitted pursuant to Q&A-19(c) of IRS Notice 2005-1, as modified by Proposed Treasury Regulation Section 1.409A-2. In connection with the foregoing, you agree that you will execute SESP enrollment and distribution election forms prior to December 31,2006. Effective on the date the transfer occurs, the 2004 Deferral Letter shall terminate.

2. JANUARY 15,2004 LETTER AEREEMENT. The January 15, 2004 letter agreement is amended:

(i) To change all references to the "Exchange" to the "NYSE Group, Inc.",and the reference to the "Regulatory Oversight & Regulatory Budget Committee of the Board" to the "Board of Directors of NYSE Regulation, Inc."

(ii) To substitute for its third paragraph, the following three paragraphs:
     "I understand that, unless otherwise increased in the future in the sole discretion of the Board, my annual compensation while I am employed by the NYSE Group, Inc. will consist of (1) a base salary of $750,000 and (2) a performance-based


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     incentive compensation consisting of a cash bonus with a target of $2.0 million and an equity award with a target of $3.25 million. The performance-based incentive cash bonus award will be granted to me under the NYSE Group, Inc. Annual Performance Bonus Plan with respect to the 2006 and 2007 calendar years and the equity awards, in the form to be determined by the Compensation Committee, in its sole discretion, will be granted to me under the NYSE Group, Inc. 2006 Stock Incentive Plan; for periods thereafter, the performance-based incentive cash bonus and equity awards will be awarded to me under the respective performance-based cash bonus plan and equity plan to be adopted by NYSE Group, Inc. and submitted to its stockholders for approval in 2008.

     Except as otherwise provided in this letter agreement, beginning January 1,2007, I will participate in any welfare, pension and other employee benefit fringe benefit or perquisite plans, programs or arrangements as the NYSE Group, Inc. shall, in its discretion, maintain, contribute to or sponsor for the benefit of other employees of the NYSE Group, Inc. from time to time on a basis no less favorable than is provided to any other senior executive of the NYSE Group, Inc. subject to the terms and conditions of such plans, programs or arrangements. Notwithstanding the foregoing sentence, it is agreed that I may participate in the New York Stock Exchange, Inc. Employee Savings Plan effective immediately for purposes of making a rollover contribution to the plan, subject to the terms and conditions of the plan. To the extent applicable, for purposes of benefit eligibility under the foregoing plans, my original January 15,2004 date of hire shall be used; however, I will not receive any service credit for the period prior to April 17,2006, under any current NYSE Group, Inc. retirement plan or any past New York Stock Exchange, Inc. retirement plan.

     I also understand that the NYSE Group, Inc. will employ my existing executive assistant and driver, or another assistant and/or driver of my choosing, on commercially reasonable terms."


If you agree, please sign below and return this letter to Marshall N. Carter.

Thank you

Sincerely yours,

/s/ Marshall N. Carter

                                         Accepted and Agreed:

                                         /s/ John A. Thain
                                         ----------------------
                                         John A. Thain

                                         Date: December 14, 2006